Exhibit 99.1

Enzo Biochem, Inc.
527 Madison Avenue
New York, NY 10022

FOR IMMEDIATE RELEASE

Enzo Biochem Added To Russell 2000, Russell 3000 and Russell Global Indexes

NEW YORK, NY, June 27, 2016 -- Enzo Biochem (NYSE: ENZ) announced that it has been included in the broad-market Russell 3000® Index, Russell 2000® Index and Russell Global Index, which reconstituted after the market closed on Friday, June 24th.

The Russell 3000 Index is a capitalization-weighted stock market index, maintained by the Russell Investment Group that seeks to be a benchmark of the entire U.S stock market. It measures the performance of the 3,000 largest publicly held companies incorporated in the U.S. based on market capitalization. It represents approximately 98% of the US public equity market.

Membership in the US all-cap Russell 3000 Index, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes by objective, market-capitalization rankings and style attributes.

“Our addition to the Russell 3000 is an important milestone that reflects the company’s progress across all of its business units, “said Barry Weiner, President. “Enzo’s inclusion in the Index should increase awareness of the company among the investment community and broaden our institutional shareholder base.”

The FTSE Global Equity Index Series covers around 7,400 securities in 46 different countries - covering every equity and sector relevant to international investors’ needs. Indexes provided by FTSE Russell, a leading global index provider, are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $10 trillion in assets are benchmarked against the Russell US indexes.

About FTSE Russell

FTSE Russell is a global index leader and data provider that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $10 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives.

For more information, visit www.ftserussell.com.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and intellectual property through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products systems and services that meet the ever-changing and rapidly growing needs of health care both today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses are dependent on a number of factors outside of the control of the company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2015. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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Contact:

For Enzo Biochem, Inc.

Steven Anreder		Michael Wachs
Anreder & Company		CEOcast, Inc.
212-532-3232		212-732-4300
steven.anreder@anreder.com	or	mwachs@ceocast.com